                                                                    EXHIBIT 99.1



             RPM ACHIEVES 23% EARNINGS GROWTH IN THIRD QUARTER 2004

     -    INDUSTRIAL SEGMENT SALES RISE 13%
     -    CONSUMER SEGMENT SALES AHEAD 9%
     -    NET INCOME, EBIT MARGINS CONTINUE TO IMPROVE; EBIT AHEAD 26%
     -    RPM REAFFIRMS FISCAL 2004 PROJECTIONS FOR 10% TO 12% EARNINGS GROWTH

MEDINA, Ohio - April 7, 2004 - RPM International Inc. (NYSE: RPM), a leading specialty coatings manufacturer, today reported continued strong performance for its 2004 fiscal year, achieving record sales and continued growth in earnings and earnings per share for its third quarter and first nine months, ended February 29, 2004.

"We are very pleased to report continued year-over-year strength in both of our operating segments, despite the seasonal slowness of our third quarter," said Frank C. Sullivan, president and chief executive officer. "Our results reflect success in all three components of our growth strategy - organic growth, acquisitions and enhanced profitability."

THIRD-QUARTER SALES AND EARNINGS

RPM reported record net sales of $480.8 million for the third quarter of fiscal 2004, an increase of $47.2 million, or 11 percent, compared with the same period a year ago. Organic growth represented 4 percent of the sales increase, acquisition activity over the past 12 months brought 4 percent growth and the remaining 3 percent of the increase was from favorable foreign exchange rates.

Both operating segments strengthened year-over-year during the third quarter. RPM's industrial segment net sales increased by 13 percent, of which 3 percent was organic, led by roofing services sales, 4 percent represented net favorable foreign exchange differences and 6 percent came from bolt-on product line acquisitions during the past year.

RPM's consumer segment continued to advance, with net sales growing by 9 percent over the prior year, of which 6 percent was organic, 2 percent represented net favorable foreign exchange differences and 1 percent came from bolt-on product line acquisitions during the past year.

Consolidated earnings before interest and taxes ("EBIT") grew by 26 percent to $17.1 million, reflecting the higher sales volume, increased profitability as productivity gains boosted margins and accretive acquisitions, all of which more than compensated for higher material costs and a number of growth-related investments. Industrial segment EBIT grew by 16 percent, mainly through growth in organic sales volume, especially roofing services, and contributions from accretive acquisitions, despite the impact of higher material costs. Consumer segment EBIT grew by 6 percent, as the benefit from solid sales growth was offset by the impact of higher material costs, and planned investments in growth-related initiatives. For a reconciliation of EBIT to the most comparable GAAP measure, income before income taxes, please refer to the supplemental segment information attached to this release.

Third Quarter and Record Nine-Month Results
April 7, 2004
Page 2

Net income grew by 23 percent to $6.0 million compared with the prior year's $4.9 million, with the margin on sales improving by 0.2%. Third-quarter earnings per common share improved to $0.05, exceeding the $0.04 a year ago by 25 percent.

NINE-MONTH RESULTS

For the first nine months of its 2004 fiscal year, RPM reported record net sales of $1.661 billion. This represents growth of 11 percent over last year, with organic growth of 5 percent, acquisition growth of 3 percent and 3 percent growth from favorable exchange rates. The industrial and consumer operating segments have both achieved solid year-over-year growth through nine months, increasing 12 percent and 10 percent, respectively, both including net favorable foreign exchange differences and the impact of product line bolt-on acquisitions.

Consolidated EBIT grew $17.3 million, or 12 percent, over last year to $158.6 million. Growth on a consolidated basis reflects the net sales improvements, including accretive acquisitions, which more than offset higher material costs this year. Industrial segment EBIT grew by 9 percent from last year to $95.9 million, while consumer segment EBIT grew by 8 percent from last year to $91.8 million. This EBIT growth in the operating segments results from solid growth in net sales, which includes accretive acquisitions, offset partly by increases in material costs and growth-related investments.

Net income in the first nine months grew by 13 percent to a record $88.9 million. Nine-month diluted earnings per common share reached a record $0.76, exceeding $0.68 a year ago by 12 percent.

Strong cash flow generation from operations of $42.9 million during the third quarter brought the nine-month total to $108.8 million, an overall decrease of $8.5 million compared with the prior-year period, principally due to this year's asbestos-related payments, net of taxes, amounting to $24.2 million. Cash flows were positively impacted primarily by the $10.2 million growth in net income and the $4.5 million increase in depreciation and amortization. Capital expenditures during the first nine months were $26.2 million and, as expected, remain below depreciation of $35.3 million. Long-term debt declined $15.1 million to $709.8 million in the first nine months as the company improved its debt-to-capital ratio to 43 percent from 45 percent at its previous year end, May 31, 2003.

BUSINESS OUTLOOK

"We are pleased to show continuing record growth in both segments of our business, particularly during our seasonally slowest period," commented Sullivan. "We are encouraged by early signs that we will have a strong spring and a record finish to our 2004 fiscal year, allowing us to meet or exceed our original sales and earnings expectations for the year."

Sullivan noted that Senate Majority Leader Bill Frist has announced plans to begin floor debate on a bill proposing federal asbestos litigation reform, known as the FAIR Act, the week of April 19.

Third Quarter and Record Nine-Month Results
April 7, 2004
Page 2


"As we've stated earlier, we believe that passage of this legislation would bring fairness, predictability and finality for all parties affected by asbestos exposure," Sullivan said. "Additionally, this legislation would encourage business investment and jobs creation in America's manufacturing sector. We urge all investors, institutional and individual shareholders alike, to be heard in Washington, as ultimately it is America's investors who are paying the price of this gross abuse of our legal system."

WEBCAST INFORMATION

RPM will host a conference call at 9:00 a.m. Eastern time on Thursday, April 8, 2004. The call may be accessed by dialing 800-299-8538 or over the Internet through RPM's web site at http://www.rpminc.com. Please access approximately 10 minutes before the call to complete registration. A replay will be available about noon Eastern time on April 8 until 8:00 p.m. Eastern time on April 15, 2004, on RPM's web site or by dialing 888-286-8010 and citing access code 54116040. A transcript of the call will also be posted on the web site as soon as possible.

ABOUT RPM

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings serving both industrial and consumer markets. RPM's industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. RPM's consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement, automotive and boat repair and maintenance, and by hobbyists. Leading industrial brands include Stonhard, Tremco, Carboline, Day-Glo, Euco and Dryvit. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane, Bondo and Testors.

For more information, contact Glenn R. Hasman, vice president - finance and communications for RPM, at 330-273-8820 or ghasman@rpminc.com.

This press release contains "forward-looking statements" relating to the business of the company. These forward-looking statements, or other statements made by the company, are made based on management's expectations and beliefs concerning future events impacting the company and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond the control of the company. As a result, actual results of the company could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) general economic conditions; (b) the price and supply of raw materials, particularly titanium dioxide, certain resins, aerosols and solvents;
(c) continued growth in demand for the company's products; (d) legal, environmental and litigation risks inherent in the company's construction and chemicals businesses and risks related to the adequacy of the company's existing reserves and insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon the company's foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with the company's ongoing acquisition and divestiture activities; (i) risks inherent in its contingent liability reserves, including asbestos; and other risks detailed in the company's other reports and statements filed with the Securities and Exchange Commission, including the risk factors set forth in the company's prospectus and prospectus supplement included as part of the company's Registration Statement on Form S-3 (File No. 333-108647), as the same may be amended from time to time. RPM does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

This release includes a non-GAAP financial measure, earnings before interest and taxes (EBIT). As required by SEC rules, we have provided a reconciliation of EBIT to the most directly comparable GAAP measure (income before income taxes), which is contained in the tables of this release and on our web site at www.rpminc.com.

                                       ###

                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)
                       In thousands, except per share data


                                                      Nine Months Ended                          Three Months Ended
                                            ----------------------------------------  ----------------------------------------
                                            February 29, 2004     February 28, 2003    February 29, 2004    February 28, 2003
                                            -----------------    -------------------  ------------------   -------------------
NET SALES                                        $ 1,660,694            $ 1,493,943           $ 480,769             $ 433,562
Cost of sales                                        908,121                817,681             270,175               248,182
                                            -----------------    -------------------  ------------------   -------------------
Gross profit                                         752,573                676,262             210,594               185,380
Selling, general &
  administrative expenses                            593,962                534,902             193,496               171,766
Interest expense, net                                 20,761                 20,290               7,767                 6,102
                                            -----------------    -------------------  ------------------   -------------------
Income before income taxes                           137,850                121,070               9,331                 7,512
Provision for income taxes                            48,937                 42,374               3,313                 2,629
                                            -----------------    -------------------  ------------------   -------------------
NET INCOME                                       $    88,913            $    78,696           $   6,018             $   4,883
                                            =================    ===================  ==================   ===================

Basic earnings per share of
  common stock                                   $      0.77            $      0.68           $    0.05             $    0.04
                                            =================    ===================  ==================   ===================

DILUTED EARNINGS PER SHARE OF
 COMMON STOCK                                    $      0.76            $      0.68           $    0.05             $    0.04
                                            =================    ===================  ==================   ===================

Average shares of common stock
  outstanding - basic                                115,687                115,193             115,835               115,583
                                            =================    ===================  ==================   ===================

Average shares of common stock
  outstanding - diluted                              116,593                116,022             117,351               116,121
                                            =================    ===================  ==================   ===================



                        SUPPLEMENTAL SEGMENT INFORMATION
                                  (Unaudited)
                                  In thousands

                                                      Nine Months Ended                          Three Months Ended
                                            ----------------------------------------  ----------------------------------------
                                            February 29, 2004     February 28, 2003    February 29, 2004    February 28, 2003
                                            -----------------    -------------------  ------------------   -------------------
NET SALES:
          Industrial Segment                     $   911,252            $   813,755          $  264,754            $  235,193
          Consumer Segment                           749,442                680,188             216,015               198,369
                                            -----------------    -------------------  ------------------   -------------------
               TOTAL                             $ 1,660,694            $ 1,493,943          $  480,769            $  433,562
                                            =================    ===================  ==================   ===================

INCOME BEFORE INCOME TAXES (A):
          Earnings Before Interest
            and Taxes (EBIT) (b)
               Industrial Segment                $    95,905            $   88,160           $    9,948            $    8,580
               Consumer Segment                       91,843                85,102               17,678                16,663
               Corporate/Other                       (29,137)              (31,902)             (10,528)              (11,629)
                                            -----------------    -------------------  ------------------   -------------------
                    Total EBIT                       158,611               141,360               17,098                13,614
          Consoliated Interest Expense, Net          (20,761)              (20,290)              (7,767)               (6,102)
                                            -----------------    -------------------  ------------------   -------------------
                    TOTAL                        $   137,850            $  121,070           $    9,331            $    7,512
                                            =================    ===================  ==================   ===================


(a) The presentation includes a reconciliation of EBIT to Income Before Income Taxes, a measure defined by Generally Accepted Accounting Principles (GAAP) in the United States.

(b) EBIT is defined as earnings before interest and taxes. We believe that EBIT provides one of the best comparative measures of pure operating performance, and it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies. EBIT is not intended to represent cash flows for the period, nor is it presented as an alternative to operating income or as an indicator of operating performance. EBIT should not be considered in isolation, but with GAAP, and it is not indicative of operating income or cash flow from operations as determined by those principles. Our method of computation may or may not be comparable to other similarly titled measures of other companies. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.


                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                                  In thousands


                                                       Nine Months Ended
                                            ----------------------------------------
                                            February 29, 2004     February 28, 2003
                                            -----------------    -------------------
CASH FLOWS FROM OPERATING ACTIVITIES
          Net income                             $    88,913            $    78,696
          Depreciation and amortization               46,784                 42,285
          Items not affecting cash and other         (12,527)                   563
          Changes in operating
            working capital                          (14,389)                (4,237)
                                            -----------------    -------------------
                                                     108,781                117,307
                                            -----------------    -------------------

CASH FLOWS FROM INVESTING ACTIVITIES
          Capital expenditures                       (26,169)               (22,017)
          Acquisition of businesses, net
            of cash acquired                         (24,871)               (19,547)
                                            -----------------    -------------------
                                                     (51,040)               (41,564)
                                            -----------------    -------------------

CASH FLOWS FROM FINANCING ACTIVITIES
          Reductions of long-term and
            short-term debt                          (14,295)               (14,922)
          Cash dividends                             (47,419)               (44,123)
          Exercise of stock options                    4,116                  3,286
                                            -----------------    -------------------
                                                     (57,598)               (55,759)
                                            -----------------    -------------------

INCREASE IN CASH AND SHORT-TERM INVESTMENTS              143                 19,984
                                            -----------------    -------------------

CASH AND SHORT-TERM INVESTMENTS AT
  BEGINNING OF PERIOD                                 50,725                 42,172
                                            -----------------    -------------------

CASH AND SHORT-TERM INVESTMENTS AT
  END OF PERIOD                                  $    50,868            $    62,156
                                            =================    ===================


                           CONSOLIDATED BALANCE SHEETS
                                  In thousands


                                                                 February 29,          February 28,               May 31,
ASSETS                                                               2004                  2003                    2003
                                                                  (Unaudited)           (Unaudited)
                                                                ----------------     ------------------      ------------------
CURRENT ASSETS
        Cash and short-term investments                         $        50,868      $          62,156       $          50,725
        Trade accounts receivable                               373,603              337,272                 456,920
        Allowance for doubtful accounts                         (18,460)             (18,054)                (17,297)
                                                                --------             --------                --------
        Net trade accounts receivable                                   355,143                319,218                 439,623
        Inventories                                                     291,908                262,883                 253,204
        Deferred income taxes                                            54,284                 42,441                  51,285
        Prepaid expenses and other current assets                       137,063                121,939                 133,257
                                                                ----------------     ------------------      ------------------
        TOTAL CURRENT ASSETS                                            889,266                808,637                 928,094
                                                                ----------------     ------------------      ------------------

Property Plant and Equipment, At Cost                                   747,977                690,564                 714,009
        Allowance for depreciation and amortization                    (381,122)              (333,400)               (343,220)
                                                                ----------------     ------------------      ------------------
        PROPERTY, PLANT AND EQUIPMENT, NET                              366,855                357,164                 370,789
                                                                ----------------     ------------------      ------------------

OTHER ASSETS
        Goodwill                                                        649,811                601,998                 631,253
        Other intangible assets, net of amortization                    279,799                259,876                 282,949
        Other                                                            38,001                 32,549                  34,126
                                                                ----------------     ------------------      ------------------
        TOTAL OTHER ASSETS                                              967,611                894,423                 948,328
                                                                ----------------     ------------------      ------------------

TOTAL ASSETS                                                    $     2,223,732      $       2,060,224       $       2,247,211
                                                                ================     ==================      ==================

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
        Accounts payable                                        $       142,740      $         117,004       $         171,956
        Current portion of long-term debt                                 2,080                  4,800                   1,282
        Accrued compensation and benefits                                68,481                 63,332                  77,577
        Accrued loss reserves                                            55,777                 56,292                  64,230
        Asbestos-related liabilities                                     49,579                  6,829                  41,583
        Other accrued liabilities                                        62,597                 53,341                  59,759
        Income taxes payable                                            (10,580)                   716                  11,263
                                                                ----------------     ------------------      ------------------
        TOTAL CURRENT LIABILITIES                                       370,674                302,314                 427,650
                                                                ----------------     ------------------      ------------------

LONG-TERM LIABILITIES
        Long-term debt, less current maturities                         709,753                694,774                 724,846
        Asbestos-related liabilities                                     56,370                      -                 103,000
        Other long-term liabilities                                      62,578                 54,355                  59,951
        Deferred income taxes                                            81,308                 89,327                  54,756
                                                                ----------------     ------------------      ------------------
        TOTAL LONG-TERM LIABILITIES                                     910,009                838,456                 942,553
                                                                ----------------     ------------------      ------------------
           TOTAL LIABILITIES                                          1,280,683              1,140,770               1,370,203
                                                                ----------------     ------------------      ------------------

STOCKHOLDERS' EQUITY
        Preferred stock; none issued                                          -                      -                       -
        Common stock (outstanding 115,952; 115,594; 115,496)              1,160                  1,156                   1,156
        Paid-in capital                                                 512,443                508,397                 508,397
        Treasury stock, at cost                                            (135)                     -                  (1,167)
        Accumulated other comprehensive loss                              2,295                (34,275)                (17,169)
        Retained earnings                                               427,286                444,176                 385,791
                                                                ----------------     ------------------      ------------------
        TOTAL STOCKHOLDERS' EQUITY                                      943,049                919,454                 877,008
                                                                ----------------     ------------------      ------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                      $     2,223,732      $       2,060,224       $       2,247,211
                                                                ================     ==================      ==================
